AGREEMENT AND PLAN OF MERGER
among
United Insurance Holdings Corp.,
UPC Merger Sub, LLC,
Family Security Holdings, LLC,
and
FSH Representative, LLC
dated as of
December 12, 2014

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of December 10, 2014, is entered into among UNITED INSURANCE HOLDINGS CORP., a Delaware corporation (“Parent”), UPC MERGER SUB, LLC, a Delaware limited liability company (“Merger Sub”), FAMILY SECURITY HOLDINGS, LLC, a Delaware limited liability company (“FSH”), and FSH Representative, LLC, a Louisiana limited liability company, solely in its capacity as Member Representative (“Member Representative”).
RECITALS
WHEREAS, FSH and Parent executed a Term Sheet on October 15, 2014 contemplating the purchase by Parent of “100% of all shares, units and other ownership rights” of FSH;
WHEREAS, the acquisition structure to be effected by this Agreement accomplishes the same result as a purchase without the need to have all FSH Members execute this Agreement;
WHEREAS, Michael T. Gray is the sole member and manager of Member Representative, which will be authorized to represent the interests of the FSH Members with respect to this Agreement and to take all actions and make any decisions required or permitted pursuant to this Agreement;
WHEREAS, Member Representative will also be responsible under the Pledge and Escrow Agreement to provide the Escrow Agent with a spreadsheet detailing the division and distribution of Parent Common Stock among the FSH Members in accordance with the Organizational Documents of FSH;
WHEREAS, the Parent Common Stock will be subject to resale restrictions for a minimum of one (1) year after Closing but Member Representative will be empowered under the Pledge and Escrow Agreement to facilitate private resales among FSH Members to the extent securities law exemptions are available therefor;
WHEREAS, the Contingent Consideration will be transferred to the FSH Members in accordance with Section 2.10, subject to division and distribution among the FSH Members pursuant to the direction of Member Representative in accordance with the Organizational Documents of FSH;
WHEREAS, FSH owns one hundred percent (100%) of the issued and outstanding capital stock of Family Security Insurance Company, Inc., a Hawaii corporation (“FSIC”);

WHEREAS, FSH owns one hundred percent (100%) of the issued and outstanding limited liability company interests, membership interests and/or other equity interests of Family Security Underwriters, LLC, a Florida limited liability company (“FSU”);
WHEREAS, the parties intend that Merger Sub be merged with and into FSH, with FSH surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);
WHEREAS, the board of managers of FSH (the “FSH Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of FSH and its members, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend approval of this Agreement by the members of FSH;
WHEREAS, following the execution of this Agreement, FSH shall seek to obtain, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the consent of its members approving this Agreement, the Merger and the transactions contemplated hereby in accordance with the DLLCA;
WHEREAS, the board of directors of Parent and the sole member of Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their stockholders and member, as applicable, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and
WHEREAS, a portion of the capital stock of Parent otherwise payable by Parent to the FSH Members in connection with the Merger shall be pledged by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Pledge and Escrow Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Actual Value” has the meaning set forth in Section 2.10(a)(iii)(C).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means the Pledge and Escrow Agreement, the FIRPTA Statements, the Certificate of Merger, the Letters of Transmittal, the Consideration Spreadsheet, and all other documents and agreements delivered pursuant hereto or thereto.
“Applicable Insurance Code(s)” means the insurance Laws to which any party to this Agreement is subject, including the insurance Laws of the State of Hawaii and of the State of Louisiana, and, in all cases, includes the rules and regulations promulgated under any of the foregoing.
“Applicable Insurance Department(s)” means the insurance regulatory agencies by which any party to this Agreement is subject to supervision, including the Hawaii Department of Insurance and Louisiana Department of Insurance.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Basket” has the meaning set forth in Section 8.04(a).
“Benefit Plan” has the meaning set forth in Section 3.21(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Cap” has the meaning set forth in Section 8.04(a).

“Certificate” has the meaning set forth in Section 2.08(b).
“Certificate of Merger” has the meaning set forth in Section 2.04.
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Closing Merger Consideration” means the number of shares of Parent Common Stock equal to (a) the Closing Merger Consideration Amount, divided by (b) the Trading Average.
“Closing Merger Consideration Amount” means $9,000,000.
“Closing Per Unit Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Fully Diluted Unit Number.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies” means FSH, FSU and FSIC. “Company” is a correlative reference to any of the foregoing, individually.
“Company Insurance Approvals” means all consents, authorizations, orders and approvals required to be obtained, made or given by FSH, FSIC, or FSU pursuant to any Applicable Insurance Codes.
“Company Intellectual Property” means all Intellectual Property that is owned or held for use by any Company.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Company is a party, beneficiary or otherwise bound.
“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Consideration Spreadsheet” has the meaning set forth in Section 2.11(a).
“Contingent Consideration” means the number of shares of Parent Common Stock equal to (a) three percent (3%) of the gross premiums written by Parent and/or its Affiliates during the period beginning on the Closing Date and ending on the one (1)-year anniversary of the Closing Date, on the renewal of any of those insurance policies of FSIC that were in full force and effect as of the Closing Date, all of which are listed on Schedule 2.14, divided by (b) the average closing price per share of the Parent Common Stock for the one hundred eighty (180) day period immediately preceding the one (1)-year anniversary of the Closing Date, as quoted on the Nasdaq Capital Market, which such calculation shall be made by Parent or its Affiliate.
“Contingent Consideration Statement” has the meaning set forth in Section 2.10(a)(ii).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current FSH LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Family Security Holdings, LLC entered into as of February 11, 2014.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by FSH and Parent concurrently with the execution and delivery of this Agreement.
“DLLCA” has the meaning set forth in the recitals.
“Dollars or $” means the lawful currency of the United States.
“Draft Contingent Consideration Statement” has the meaning set forth in Section 2.10(a)(i).
“Effective Time” has the meaning set forth in Section 2.04.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means a Person mutually acceptable to FSH and Parent to serve as escrow agent under the Pledge and Escrow Agreement.
“Escrow Shares” means the number of shares of Parent Common Stock equal to ten percent (10%) of the Closing Merger Consideration.
“Escrow Funds” means the Escrow Shares, less any disbursements therefrom in accordance with the Pledge and Escrow Agreement, to be held for the purpose of securing the various obligations of the FSH Members set forth in this Agreement.
“Exchange Agent” means an exchange agent mutually acceptable to FSH and Parent to act as the exchange agent in the Merger.
“Financial Statements” has the meaning set forth in Section 3.06.
“FIRPTA Statements” has the meaning set forth in Section 6.10.
“FSH” has the meaning set forth in the preamble.
“FSH Board” has the meaning set forth in the recitals.
“FSH Board Recommendation” has the meaning set forth in Section 3.02(b).
“FSH Member” or “FSH Members” means any and all holders of FSH Units.
“FSH Unit” means each unit of equity interest in FSH.
“FSIC” has the meaning set forth in the recitals.
“FSIC Stock” means all of the issued and outstanding capital stock of FSIC.
“FSU” has the meaning set forth in the recitals.
“FSU Interests” means all of the issued and outstanding limited liability company interests, membership interests and/or other equity interests of FSU.
“Fully Diluted Unit Number” means the aggregate number of FSH Units outstanding immediately prior to the Effective Time (other than FSH Units owned by FSH which are to be cancelled and retired in accordance with Section 2.08(a)).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“GAAP Financial Statements” has the meaning set forth in Section 3.06.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hawaii Lease” means that certain Space Lease made as of September 24, 2013, by and between Koko Marina Holdings, LLC and FSIC.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“High Value” has the meaning set forth in Section 2.10(a)(iii)(B).
“Indebtedness” means, without duplication and with respect to any Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by any Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and Member Representative hereunder.
“Insurance Approvals” means the Parent Insurance Approvals and the Company Insurance Approvals.
“Insurance Licenses” has the meaning set forth in Section 3.15(a).
“Insurance Policies” has the meaning set forth in Section 3.17.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Intellectual Property Registrations” has the meaning set forth in Section 3.13(b).
“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“Knowledge” means, when used with respect to any Company, the actual knowledge of any manager or officer of such Company.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 2.03(b)(iii).
“Liabilities” has the meaning set forth in Section 3.07.
“Liquidity Event” means (a) the transfer of all or substantially all of a Person’s assets; (b) the transfer of a controlling interest in the outstanding equity securities of a Person; or (c) a merger or consolidation, in which the holders of the voting power of the outstanding equity securities of a Person, immediately prior to such transaction, hold less than fifty percent (50%) in voting power of the outstanding equity securities of such Person or the surviving or resulting person, as the case may be, immediately following such transaction.
“Liquidity Event Consideration” means (a) three percent (3%) of the gross premiums of any of those insurance policies of FSIC that were in full force and effect as of the Closing Date, all of which are listed on Schedule 2.14, divided by (b) the average closing price per share of the Parent Common Stock for the one hundred eighty (180) day period immediately preceding the Liquidity Event with respect to Parent, as quoted on the Nasdaq Capital Market, which such calculation shall be made by Parent or its Affiliate.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Low Value” has the meaning set forth in Section 2.10(a)(iii)(A).
“Majority Holders” has the meaning set forth in Section 10.01(b).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate,

materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of any Company, or (b) the ability of any Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which any Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Section 5.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the respective Company compared to other participants in the industries in which the respective Company conducts its businesses.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Material Producers” has the meaning set forth in Section 3.16(a).
“Material Suppliers” has the meaning set forth in Section 3.16.
“Member Indemnitees” has the meaning set forth in Section 8.03.
“Member Representative” has the meaning set forth in the preamble.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Escrow Funds that the FSH Members become entitled to receive pursuant to the terms of this Agreement and the Pledge and Escrow Agreement.
“Merger Sub” has the meaning set forth in the preamble.
“Multiemployer Plan” has the meaning set forth in Section 3.21(c).
“Organizational Documents” has the meaning set forth in Section 3.03.
“Parent” has the meaning set forth in the preamble.
“Parent Common Stock” means common stock, par value $0.0001 per share, of Parent.

“Parent Indemnitees” has the meaning set forth in Section 8.02.
“Parent Insurance Approvals” means all consents, authorizations, orders and approvals required to be obtained, made or given by Parent of any or its subsidiaries pursuant to the Applicable Insurance Codes.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.11(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pledge and Escrow Agreement” means the Pledge and Escrow Agreement in substantially the form attached hereto as Exhibit A.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of any Company for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of any Company for any Pre-Closing Tax Period.
“Pro Rata Share” means with respect to any FSH Member, such FSH Member’s ownership interest in FSH as of immediately prior to the Effective Time, as determined by Member Representative in accordance with the Current FSH LLC Agreement.
“Purchase Price” means the Closing Merger Consideration Amount.
“Qualified Benefit Plan” has the meaning set forth in Section 3.21(c).
“Real Property” means the real property owned, leased or subleased by any Company, together with all buildings, structures and facilities located thereon.
“Reinsurance Contracts” means all Contracts, treaties, facultative certificates, policies or other arrangements, to which FSIC is a party or by which FSIC is bound or subject, providing for ceding or assumption of reinsurance, excess insurance or retrocession, including, without limitation, all reinsurance policies, and retrocession agreements, in each case as such Contract, treaty, facultative certificate, policy or other arrangement may have been amended, modified or supplemented irrespective of how such arrangement is accounted for.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Representative Losses” has the meaning set forth in Section 10.01(c).
“Requisite Member Vote” has the meaning set forth in Section 3.02(a).
“SAP” means the applicable statutory accounting practices prescribed or permitted by the domiciliary Insurance Department.
“Statutory Statements” of FSIC means the annual statements of FSIC, as filed with its domiciliary Insurance Department, for the years ended December 31, 2012 and 2013, and the quarterly statements of the condition and affairs of FSIC, as filed with its domiciliary Insurance Department, for the quarterly period ended September 30, 2014.
“Straddle Period” has the meaning set forth in Section 6.05.
“Surviving Entity” has the meaning set forth in Section 2.01.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, capital stock, service use, withholding, payroll, employment, unemployment, disability, social security, estimated, value added, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, alternative or add-on minimum, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto (whether disputed or not) and any interest in respect of such additions or penalties.
“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Trading Average” means the average closing price per share of the Parent Common Stock for the one hundred eighty (180) day period immediately preceding the Closing Date, as quoted on the Nasdaq Capital Market.
“Transition Period” has the meaning set forth in Section 5.14.
“Union” has the meaning set forth in Section 3.22(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Written Consent” has the meaning set forth in Section 5.04.

ARTICLE II
THE MERGER
Section 2.01    The Merger.     Subject to the terms and conditions of this Agreement, and in accordance with the DLLCA, at the Effective Time, (a) Merger Sub will merge with and into FSH, and (b) the separate legal existence of Merger Sub will cease and FSH will continue its legal existence under the DLLCA as the surviving limited liability company in the Merger (sometimes referred to herein as the “Surviving Entity”).

Section 2.02    Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Squire Patton Boggs (US) LLP, 201 One Tampa City Ctr., Suite 2100, Tampa, Florida 33602, or at such other time or on such other date or at such other place as FSH and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03    Closing Deliverables.
(a)    At or prior to the Closing, FSH shall deliver to Parent the following:
(i)    the Pledge and Escrow Agreement duly executed by Member Representative;
(ii)    such resignations of the directors, managers and officers of each Company as are contemplated by Section 5.06;
(iii)     a certificate, dated the Closing Date and signed by a duly authorized officer of FSH, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;
(iv)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of FSH certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the FSH Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) the Written Consent, and (B) all such resolutions and the Written Consent are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(v)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of FSH certifying the names and signatures of the officers of FSH authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vi)    a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each Company is incorporated or organized, as applicable;
(vii)    the FIRPTA Statements;
(viii)    an updated version of Schedule 2.14 that reflects all insurance policies of FSIC that are in full force and effect as of the Closing Date;
(ix)    the Consideration Spreadsheet; and
(x)    such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)    At the Closing, Parent shall deliver (or cause to be delivered) to FSH (or such other Person as may be specified herein) the following:
(i)    the Pledge and Escrow Agreement duly executed by Parent;

(ii)    the Escrow Shares to the Escrow Agent;
(iii)    the Closing Merger Consideration minus the Escrow Shares to the Exchange Agent, to be distributed to the FSH Members in accordance with this Agreement upon the FSH Members (A) duly completing and validly executing a letter of transmittal in substantially the form attached hereto as Exhibit B (a “Letter of Transmittal”) and (B) complying with instructions of the Exchange Agent, in each case to effect the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b) (with any amounts or shares remaining unclaimed by FSH Members two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts or shares would otherwise escheat to or become property of any Governmental Authority) to become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto);
(iv)    a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;
(v)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and the sole member of Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and
(vii)    such other documents or instruments as FSH reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 2.04    Effective Time.     Subject to the provisions of this Agreement, at the Closing, FSH, Parent and Merger Sub shall cause a commercially reasonable certificate of merger mutually acceptable to FSH and Parent (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by FSH and Parent in writing and specified in the Certificate of Merger in accordance with the DLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 2.05    Effects of the Merger.     The Merger shall have the effects set forth herein, in the Certificate of Merger and in the applicable provisions of the DLLCA.
Section 2.06    Certificate of Formation; Limited Liability Company Agreement.     At the Effective Time, (a) the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Entity or as provided by applicable Law; provided, however, in each case, that the name of the limited liability company set forth therein shall be changed to the name of FSH.
Section 2.07    Managers and Officers.     From and after the Effective Time, (a) the managers of Merger Sub immediately prior to the Effective Time (as determined by Parent in the manner contemplated by Section 5.06) shall be the managers of the Surviving Entity as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a manager or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
Section 2.08    Effect of the Merger on FSH Units.     At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, FSH or any FSH Member:
(a)    Cancellation of Certain FSH Units. FSH Units that are owned by Parent, Merger Sub or FSH (as treasury units or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)    Conversion of FSH Units. Each FSH Unit issued and outstanding immediately prior to the Effective Time (other than FSH Units to be cancelled and retired in accordance with Section 2.08(a)) shall be converted into the right to receive the Closing Per Unit Merger Consideration, in Parent Common Stock, without interest, together with any amounts or shares of Parent Common Stock that may become payable in respect of such FSH Unit in the future from the Escrow Funds, as provided in this Agreement and the Pledge and Escrow Agreement, and shall automatically be cancelled and retired and shall cease to exist, and each holder a certificate formerly representing any FSH Units (each, a “Certificate”) shall cease to have any rights as a member of FSH.
(c)    Conversion of Merger Sub Units. Each unit of membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable unit of membership interest of the Surviving Entity.
Section 2.09    Withholding Rights.     Each of the Exchange Agent, Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. Any such deduction and withholding shall only be the extent required and then only after commercially reasonable efforts have been taken to work with such Person to avoid such deduction and withholding. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, made such deduction and withholding.
Section 2.10    Contingent Consideration    .
(a)    Preparation of Contingent Consideration Statement.
(i)    No later than fifteen (15) days following the one (1)-year anniversary of the Closing Date, Parent will prepare and deliver to Member Representative a draft statement of the proposed amount of Contingent Consideration, setting forth reasonable detail with respect to the calculation thereof (the “Draft Contingent Consideration Statement”).
(ii)    If Member Representative has any objections to the Draft Contingent Consideration Statement, it shall deliver a detailed statement describing its objections to Parent within fifteen (15) days after receiving the Draft Contingent Consideration Statement. Parent and Member Representative shall use reasonable efforts to resolve any such objections themselves. If Parent and Member Representative do not obtain a final resolution within fifteen (15) days after Parent has received such statement of objections, however, the Independent Accountant shall resolve any remaining objections. The determination of the Independent Accountant shall be set forth in writing and shall be conclusive and binding upon the parties hereto. Parent shall revise the Draft Contingent Consideration Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.10(a)(ii). The “Contingent Consideration Statement” shall mean the Draft Contingent Consideration Statement together with any revisions thereto pursuant to this Section 2.10(a)(ii).
(iii)    In the event Parent and Member Representative submit any unresolved objections to the Independent Accountant for resolution as provided in Section 2.10(a)(ii) above, Parent and Member Representative shall share responsibility for the fees and expenses of the Independent Accountant as follows:

(A)
if the Independent Accountant resolves all of the remaining objections in favor of Parent (the amount of Contingent Consideration so determined is referred to herein as the “Low Value”), Member Representative (on behalf of the FSH Members) shall be responsible for payment of all of the fees and expenses of the Independent Accountant on behalf of the FSH Members;

(B)
if the Independent Accountant resolves all of the remaining objections in favor of Member Representative (the amount of Contingent Consideration so determined is referred to herein as the “High Value”), Parent shall be responsible for all of the fees and expenses of the Independent Accountant; and

(C)
if the Independent Accountant resolves some of the remaining objections in favor of Parent and some objections in favor of Member Representative (the amount of Contingent Consideration so determined is referred to herein as the “Actual Value”), Member

Representative (on behalf of the FSH Members) shall be responsible for that fraction of the fees and expenses of the Independent Accountant equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Parent shall be responsible for the remainder of the fees and expenses.
(iv)    During the period beginning on the Closing Date and ending on the one (1)-year anniversary of the Closing Date, Parent shall deliver quarterly reports to the Member Representative, setting forth the amount gross premiums earned on renewal policies during such period. Parent will make the work papers and back-up materials used in preparing the Draft Contingent Consideration Statement available to Member Representative and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Parent of the Draft Contingent Consideration Statement, (B) the review by Member Representative of the Draft Contingent Consideration Statement, and (C) the resolution by Parent and Member Representative of any objections thereto.
(b)    Delivery of Contingent Consideration.
(i)    Within fifteen (15) Business Days after the date on which the Contingent Consideration is finally determined pursuant to Section 2.10(a), Parent shall transfer to such FSH Members who have exchanged Certificates for the Merger Consideration in accordance with the Letter of Transmittal and instructions from the Exchange Agent the Contingent Consideration in accordance with the Consideration Spreadsheet.
(ii)    No interest shall accrue or be payable on the Contingent Consideration.
(c)    Schedule 2.14 sets forth the insurance policies of FSIC that are in full force and effect as of the date of this Agreement, together with their respective renewal dates and gross premiums for the current policy period. On the Closing Date, Member Representative shall deliver an updated version of Schedule 2.14 that reflects all insurance policies of FSIC that are in full force and effect as of the Closing Date.
(d)    If a Liquidity Event occurs with respect to Parent prior to the one (1)-year anniversary of the Closing Date, immediately prior to the closing of such Liquidity Event, Parent shall transfer to such FSH Members who have exchanged Certificates for the Merger Consideration in accordance with the Letter of Transmittal and instructions from the

Exchange Agent the Liquidity Event Consideration in accordance with the Consideration Spreadsheet.
(e)    Neither Parent nor any of its Affiliates shall have any obligation to operate the business of any Company post-Closing in order to maximize the amount of any Contingent Consideration. Furthermore, each FSH Member hereby waives any fiduciary duty or express or implied duty of Parent or any Affiliates of Parent to any FSH Member with respect to the Contingent Consideration and matters affecting the earning thereof.
(f)    Parent shall at all times have a sufficient number of shares of Parent Common Stock authorized for the purpose of issuing the Contingent Consideration in accordance with this Section 2.10.
Section 2.11    Consideration Spreadsheet.
(a)    At least five (5) Business Days before the Closing, FSH shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by FSH, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:
(iii)    the name and mailing address of each FSH Member and the number and class of FSH Units and the Certificates held by such FSH Member;
(iv)    detailed calculations of the Closing Merger Consideration, Fully Diluted Unit Number, and Closing Per Unit Merger Consideration; and
(v)    each FSH Member’s Pro Rata Share (as a percentage interest) of the Closing Merger Consideration.
(b)    The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments and issuances under the transactions contemplated by this Agreement and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FSH
Except as set forth in the Disclosure Schedules, FSH represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01    Organization and Qualification of the Companies.     FSH is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, FSIC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Hawaii, and FSU is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of the Companies and has full corporate or limited liability company (as applicable) power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which each of the Companies is licensed or qualified to do business, and each of the Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
Section 3.02    Authority; Board Approval.
(a)    Subject to approval of the Merger and this Agreement by the affirmative vote or consent of the holders of at least a majority of the aggregate of the outstanding Class A Common units, Class C Preferred units and Class D Common units, as defined in the Current FSH LLC Agreement (the “Requisite Member Vote”), each of the Companies has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Subject to the Requisite Member Vote, the execution, delivery and performance by each of the Companies of this Agreement and any Ancillary Document to which it is a party and the consummation by such Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Company and no other corporate proceedings on the part of such Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. The Requisite Member Vote is the only vote or consent of the holders of any class or series of any Company’s capital stock, limited liability company/membership interests or equity interests required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by FSH, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of FSH enforceable against FSH in accordance with its terms. When each Ancillary Document to which any Company is or will be a party has been duly executed and delivered by such Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Company enforceable against it in accordance with its terms.
(b)    The FSH Board, by resolutions duly adopted at a meeting of the FSH Board duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the FSH Members, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 18-209 of the DLLCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DLLCA, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the FSH Members for approval, and (iv) resolved to recommend that the FSH Members approve the “agreement of merger” set forth in this Agreement (collectively, the “FSH Board Recommendation”) and directed that such matter be submitted for consideration of the FSH Members.
Section 3.03    No Conflicts; Consents.     Except as set forth in Section 3.03 of the Disclosure Schedules (which shall include a detailed listing and description of all approvals required from Applicable Insurance Departments and any and all other requirements under Applicable Insurance Codes, including all Insurance Approvals), (a) the execution, delivery and performance by any Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) subject to, in the case of FSH, obtaining the Requisite Member Vote with respect to the Merger, conflict with or result in a violation or breach of, or default under, any provision of certificate of formation, articles of organization, articles of incorporation, limited liability company agreement, operating agreement, bylaws or other organizational documents of such Company, as applicable (such Company’s “Organizational Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Company; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such

Company is a party or by which such Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of such Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of such Company, and (b) no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 3.04    Capitalization.
(a)    The entire authorized equity of FSH and the number of FSH Units that are issued and outstanding are as set forth on Section 3.04(a) of the Disclosure Schedules. Section 3.04(a) of the Disclosure Schedules set forth the name of each Person that is the registered owner of any FSH Units and the number and class of FSH Units owned by such Person.
(b)    Except as set forth on Section 3.04(b) of the Disclosure Schedules: (i) there is no outstanding subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Company; (ii) there is no commitment by any Company to issue shares, units, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or asset, to repurchase or redeem any equity securities of any Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right; and (iii) there are no declared or accrued unpaid dividends with respect to any equity securities of any Company.
(c)    Except as set forth on Section 3.04(c) of the Disclosure Schedules, all issued and outstanding equity securities of any Company are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Companies’ Organizational Documents or any agreement to which any Company is a party; and (iii) free of any Encumbrances. All issued and outstanding equity securities of any Company were issued in material compliance with applicable Law.
(d)    Except as set forth on Section 3.04(d) of the Disclosure Schedules: (i) no outstanding equity security of any Company is subject to vesting or forfeiture rights or repurchase by any Company; and (ii) there are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, phantom unit, profit participation or other similar rights with respect to any Company or any of its equity securities.
(e)    All distributions, dividends, repurchases and redemptions of equity securities of any Company were undertaken in compliance with the Companies’ Organizational Documents then in effect.
(f)    There are no voting trusts, proxies or other agreements or understandings in effect to which any Company is a party with respect to the governance of any Company or the voting or transfer of any capital stock, limited liability company/membership interests or other equity interests of any Company, except as set forth in Section 3.04(f) of the Disclosure Schedules.
Section 3.05    Subsidiaries.     FSH does not own, or have any interest in, any shares or have an ownership interest in any other Person, other than FSU and FSIC. Neither FSU nor FSIC owns, or has any interest in, any shares or has an ownership interest in any other Person.
Section 3.06    Financial Statements.     Complete copies of audited consolidated financial statements consisting of the consolidated balance sheet of the Companies as at December 31, 2013 and the related statements of income and retained earnings, stockholders’/members’ equity and cash flow for the years then ended (the “GAAP Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of the Companies as at September 30, 2014 and the related statements of income and retained earnings, stockholders’/members’ equity and cash flow for the nine (9)-month period then ended (the “Interim Financial Statements” and together with the GAAP Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of each Company, and fairly present the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The consolidated balance sheet of the Companies as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Companies as of September 30, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Companies maintain a standard system of accounting established and administered in accordance with GAAP.
Section 3.07    Statutory Statements    . FSH has delivered to Parent true and complete copies of the Statutory Statements of FSIC, as filed, including without limitation all exhibits and schedules and any amendments thereto. All Statutory Statements of FSIC were prepared and the subsequent period Statutory Statements will be prepared in accordance with SAP and the Applicable Insurance Code, consistently applied throughout the periods involved (except as may be indicated in the notes thereto regarding the adoption of new accounting policies), present fairly, in accordance with SAP and the Applicable Insurance Code, the statutory financial position of FSIC at the respective dates thereof and the results of operations of FSIC for the respective periods then ended, except that the quarterly Statutory Statements of FSIC have not been, and any subsequent period Statutory Statement will not have been, audited, and are or will be subject to normal recurring year-end audit adjustments. All Statutory Statements of FSIC complied and the subsequent period Statutory Statements will comply in all material respects with SAP and the Applicable Insurance Code, and were or will be complete and correct in all material respects when filed, and no material deficiency has been asserted in writing with respect to any of the Statutory Statements of FSIC by any Applicable Insurance Department. FSIC has also delivered to Parent all actuarial reports and opinions it obtained or commissioned relating to FSIC’s reserves of any kind. FSIC’s reserves have at all times been recorded and reported in accordance with such reports and opinions, were adequate at the reporting date of each Statutory Statement, and are adequate on the date of this Agreement.
Section 3.08    Undisclosed Liabilities.     To the Companies’ Knowledge, no Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those items set forth Section 3.08 on of the Disclosure Schedules.
Section 3.09    Absence of Certain Changes, Events and Conditions.     Except as set forth on Section 3.09 of the Disclosure Schedules, since the Interim Balance Sheet

Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any Company, any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    amendment of such Company’s Organizational Documents;
(c)    split, combination or reclassification of any shares of its limited liability company/membership interests, capital stock or other equity interests;
(d)    issuance, sale or other disposition of any of its limited liability company/membership interests, capital stock or other equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its limited liability company/membership interests, capital stock or other equity interests;
(e)    declaration or payment of any dividends or distributions on or in respect of any of its limited liability company/membership interests, capital stock or other equity interests, or redemption, purchase or acquisition of its limited liability company/membership interests, capital stock or other equity interests;
(f)    material change in any method of accounting or accounting practice of such Company, except as required by GAAP (or, as to FSIC, by SAP) or as disclosed in the notes to the Financial Statements;
(g)    material change in such Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)    entry into any Contract that would constitute a Material Contract;
(i)    incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j)    transfer, assignment, sale or other disposition of any material assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;
(k)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)    material damage, destruction or loss (whether or not covered by insurance) to a material asset of any Company;
(m)    capital investment in, or any loan to, any other Person;
(n)    acceleration, termination, material modification to or cancellation of any Material Contract to which such Company is a party or by which it is bound;
(o)    material capital expenditures;
(p)    imposition of any Encumbrance upon any of such Company’s properties, capital stock or assets, tangible or intangible;
(q)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of such Company’s current or former employees, directors, officers, managers, independent contractors or consultants, other than (A) in the ordinary course of business consistent with past practices, (B) as provided for in any written agreements or (C) as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, independent contractor or consultant;
(r)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;
(s)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(t)    loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or members, or current or former directors, managers, officers and employees;
(u)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(v)    except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(x)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or limited liability company/membership interests of, or by any other manner, any business or any Person or any division thereof;
(y)    action by such Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period;
(z)    entry, issuance, or filing, with or without the request or consent or over the objection of such Company, of any order, consent order, of directive relating to such Company of or by any Applicable Insurance Department, or undertaking or agreement by such Company to or with any Applicable Insurance Department; or
(aa)    Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.10    Material Contracts.
(a)    Section 3.10(a) of the Disclosure Schedules lists each of the following Contracts of any Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.11(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.13(b) of the Disclosure Schedules, being “Material Contracts”):
(i)    each Contract of any Company (other than insurance policies issued by any Company) involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by such Company without penalty or without more than ninety (90) days’ notice;
(ii)    all Contracts that require any Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by any Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock, limited liability company/membership interests or assets of any other Person or any real property (whether by merger, sale of stock, sale of limited liability company/membership interests, sale of assets or otherwise);
(v)    all broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company is a party;
(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of any Company;
(viii)    all Contracts with any Governmental Authority to which any Company is a party;
(ix)    all Reinsurance Contracts to which any Company is a party or under which any Company is an obligor, beneficiary, or has any rights;
(x)    all managing general agency Contracts and any other Contracts for the provision or performance of services relating to the marketing, brokering, solicitation or procurement, servicing or administration, underwriting, or pricing of insurance policies (including without limitation all offers, sales, renewals, and cancellations thereof) or relating to the administration, adjustment, investigation, defense, or payment of any claims under any insurance policies;
(xi)    all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(xii)    any Contracts to which any Company is a party that provide for any joint venture, partnership or similar arrangement by such Company; and
(xiii)    all collective bargaining agreements or Contracts with any Union to which any Company is a party.

(b)    Each Material Contract is valid and binding on the respective Company in accordance with its terms and is in full force and effect. None of any Company or, to any Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Companies’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
Section 3.11    Title to Assets; Real Property.
(a)    Except as set forth in Section 3.11(a) of the Disclosure Schedules, each Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. Each Company’s interest in such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    those items set forth in Section 3.11(a) of the Disclosure Schedules;
(ii)    liens for Taxes not yet due and payable;
(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of any Company;
(iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of any Company; or
(v)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of any Company.

(b)    Section 3.11(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by a Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. FSH does not own any Real Property. With respect to leased Real Property, FSH has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. No Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the respective Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies. To any Company’s Knowledge, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 3.12    Condition And Sufficiency of Assets.     Except as set forth in Section 3.12 of the Disclosure Schedules, to the Companies’ Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Companies as currently conducted.

Section 3.13    Intellectual Property.
(a)    Section 3.13(a) of the Disclosure Schedules lists, by Company, all Company IP Registrations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. FSH has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.
(b)    Section 3.13(b) of the Disclosure Schedules lists all Company IP Agreements. FSH has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the respective Company in accordance with its terms and is in full force and effect. Neither any Company nor, to the Companies’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.
(c)    To the Companies’ Knowledge, the Companies are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Companies’ current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.
(d)    The consummation of the transactions contemplated hereunder will not result in the payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Companies’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Companies’ business or operations as currently conducted.
(e)    To the Companies’ Knowledge, the Companies’ rights in the Company Intellectual Property are valid, subsisting and enforceable. The Companies have taken all commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.
(f)    To the Companies’ Knowledge, the conduct of the Companies’ business as currently and formerly conducted, and the products, processes and services of the Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Companies’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.
(g)    There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Companies’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or any Company’s rights with respect to any Company Intellectual Property; or (iii) by any Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. No Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.
Section 3.14    Accounts Receivable.     Except as set forth in Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid and, to the Companies’ Knowledge, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Companies, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 3.15    Insurance and Reinsurance Matters    .
(a)    Section 3.15(a) of the Disclosure Schedules contains a true and complete list of all states in which any Company is licensed to engage in the business of insurance and the lines of authority for which it is licensed in each state. Subject to obtaining the Insurance Approvals, the licenses listed on Section 3.15(a) of the Disclosure Schedules and the lines of authority will permit the applicable Company to act as a licensed insurer in each state where such Company is licensed for its business following the Closing. FSH has delivered or made available to Parent true and complete copies of licensing documentation for each such state (such licenses, the “Insurance Licenses”). Except as set forth in Section 3.15(a) of the Disclosure Schedules, all such Insurance Licenses are valid, unrestricted and in full force and effect.
(b)    FSH has made available for inspection by Parent true and complete copies of: (i) each annual and quarterly statement filed with or submitted to any insurance regulatory authority by FSIC; (ii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of FSIC issued by any insurance regulatory authority, and FSIC’s comments on or responses thereto; and (iii) all holding company registration statements, amendments thereto, filings or submissions made by FSIC or FSH with any insurance regulatory authority, including any risk management report or own risk and solvency assessment or summary thereof. Each of FSIC and FSU has filed all reports, registrations, filings and submissions required to be filed with any insurance regulatory authority. All such reports, registrations, filings and submissions were in compliance with applicable law when filed or as amended or supplemented.
(c)    All Reinsurance Contracts of FSIC are reflected in its Statutory Statements and are valid, binding and enforceable against each other party thereto, in accordance with their terms, are in full force and effect and transfer such risk as would be required for such treaties and agreements to be properly accounted for as reinsurance. Except as Parent may expressly consent to in writing, no such Reinsurance Contract contains any provision providing that the other party thereto may terminate or amend such Reinsurance Contract by reason of the Merger. FSIC is entitled to take full credit in its financial statements pursuant to applicable laws for all reinsurance ceded pursuant to any Reinsurance Contract to which FSIC is a party. FSIC has complied in all material respects with all of its obligations under the Reinsurance Contracts and has provided the reinsurers thereunder on a timely basis with all required loss notices and other required reports and information, and no other party to any Reinsurance Contact has alleged or contended otherwise.
Section 3.16    Agents and Suppliers.
(a)    Section 3.16(a) of the Disclosure Schedules sets forth (i) the top ten (10) producers of insurance policies for each Company during the most recent fiscal year

(collectively, the “Material Producers”); and (ii) the aggregate amount of gross premiums for insurance policies written by such producer during the most recent fiscal year. No Company has received any notice, and has any reason to believe, that any Material Producer has ceased, or intends to cease after the Closing, to terminate or materially reduce its relationship with any Company.
(b)    Section 3.16(b) of the Disclosure Schedules sets forth (i) each vendor or supplier to whom any Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from or services provided by each Material Supplier during such period. No Company has received any notice, and has any reason to believe, that any Material Supplier has ceased, or intends to cease, to supply goods or services to any Company or to otherwise terminate or materially reduce its relationship with any Company.
Section 3.17    Insurance.     Section 3.17 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, errors and omissions, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any Company and relating to the assets, business, operations, employees, managers, officers and directors of any Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of any Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Company is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance

Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which any Company is a party or by which it is bound.
Section 3.18    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to any Company’s Knowledge, threatened (i) against or by any Company affecting any of its properties or assets; or (ii) against or by any Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    Except as set forth in Section 3.18(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company or any of its properties or assets. Each Company is in compliance with the terms of each Governmental Order set forth in Section 3.18(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 3.19    Compliance With Laws; Permits.
(a)    Each Company has materially complied, and is now materially complying, with all Laws applicable to it or its business, properties or assets. No Company has received written notice or explicit allegation from any Governmental Authority, and no Company has Knowledge, that it is not in compliance with or is default the Insurance Licenses or its Permits.
(b)    All Permits required for each Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.19(b) of the Disclosure Schedules lists all current Permits issued to any Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.19(b) of the Disclosure Schedules.

Section 3.20    Environmental Matters.
(a)    To the Companies’ Knowledge, each Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    To the Companies’ Knowledge, each Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.20(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of such Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by such Company through the Closing Date in accordance with Environmental Law, and no Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of any Company as currently carried out.
(c)    To the Companies’ Knowledge, no real property currently or formerly owned, operated or leased by any Company is listed on, or has been proposed for listing on, the National Priorities List or any other similar federal or state list under any Environmental Law.
(d)    To the Companies’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Company or any real property currently or formerly owned, operated or leased by any Company, and no Company has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company.
(e)    To the Companies’ Knowledge, no Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 3.21    Employee Benefit Matters.
(a)    Section 3.21(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Company for the benefit of any current or former employee, officer, manager, director, retiree, independent contractor or consultant of any Company or any spouse or dependent of such individual, or under which any Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.21(a) of the Disclosure Schedules, each, a “Benefit Plan”). FSH has separately identified in Section 3.21(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.
(b)    With respect to each Benefit Plan, the Companies have made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; and (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan.
(c)    Except as set forth in Section 3.21(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in material compliance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401

(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Except as set forth in Section 3.21(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)    With respect to each Benefit Plan (i) except as set forth in Section 3.21(d) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by any Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither any Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to any Company; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of any Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code/ except as set forth in Section 3.21(d) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.21(d) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(e)    Except as set forth in Section 3.21(e) of the Disclosure Schedules, there is no pending or, to any Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the year prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)    Each individual who is classified by a Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(g)     Except as set forth in Section 3.21(g) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, manager, employee, independent contractor or consultant of any Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. FSH has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.
Section 3.22    Employment Matters.
(a)    Section 3.22(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of any Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. Except as set forth in Section 3.22(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of any Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any Company with respect to any compensation, commissions or bonuses.
(b)    Except as set forth in Section 3.22(b) of the Disclosure Schedules, no Company is, and no Company has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of any Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Company or any of its employees. No Company has a duty to bargain with any Union.
(c)    The Companies are and have been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.22(c), there are no Actions against any Company pending, or to any Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
(d)    The Companies have complied with the WARN Act.
Section 3.23    Taxes.
(a)    All Tax Returns required to be filed on or before the Closing Date by the Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    The Companies have withheld and paid each Tax required by Law to have been withheld and paid, including those in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and the

Companies have complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No claim has been made by any taxing authority in any jurisdiction where any Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)    FSH and FSU have always been limited liability companies and neither has never elected to be taxed as a corporation.
(e)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Companies.
(f)    The amount of the Companies’ Liability for unpaid Taxes for all periods ending on or before October 31, 2014 do not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Companies’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Companies (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(g)    All deficiencies asserted, or assessments made, against any Company as a result of any examinations by any taxing authority have been fully paid.
(h)    No Company is a party to any Action by any taxing authority. There are no pending or, to the Companies’ Knowledge, threatened Actions by any taxing authority against any Company.
(i)    FSH has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Companies for all Tax periods ending prior to December 31, 2013.
(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Companies.
(k)    No Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company.

(m)    No Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No Company has Liability for Taxes of any Person (other than such Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)    No Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)    any change in a method of accounting under Section 481 or 263A of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)    a prepaid amount received on or before the Closing Date;
(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(v)    any election under Section 108(i) of the Code.
(o)    No Company is, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)    No Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(q)    No Company is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(r)    There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company.
(s)    No Company has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Companies have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

Section 3.24    Books and Records.      FSH has made available to Parent all minute books and stock and/or limited liability company/membership interest record books of the Companies. No meeting, or action taken by written consent, of any stockholders, members, directors, or managers, as applicable, or committee has been held for which minutes have not been prepared and are not contained in such minute books, other than as set forth on Section 3.24 of the Disclosure Schedules. At the Closing, all of those books and records will be in the possession of FSH.
Section 3.25    Guaranties    . Except as listed on Section 3.25 of the Disclosure Schedules, no Company is a guarantor or otherwise is liable for any Liability or obligation (including Indebtedness) of any other Person.
Section 3.26    Bank and Credit Card Accounts    .
(a)    Section 3.26(a) of the Disclosure Schedules lists: (i) each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution in which any Company has an account or safe deposit box; (ii) the name(s) in which the accounts or boxes are held; (iii) the type of account; and (iv) each person authorized to draw thereon or have access thereto.
(b)    Section 3.26(b) of the Disclosure Schedules lists: (i) each active credit card or other charge account issued to any Company; and (ii) each person to whom such credit card or other charge account has been issued.
Section 3.27    Related Party Transactions.     Except as set forth in Section 3.27 of the Disclosure Schedules, no executive officer, manager or director of any Company or any person owning 5% or more of the capital stock, limited liability company/membership interests or other equity interests (or any of such person’s immediate family members or Affiliates or associates) of any Company is a party to any Contract with or binding upon any Company or any of its assets, rights or properties or has any interest in any property owned by any Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 3.28    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Disclosure Schedules, Parent and Merger Sub represent and warrant to FSH that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01    Organization and Authority of Parent and Merger Sub.     Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has full corporate and/or limited liability company, as applicable, power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.
Section 4.02    No Conflicts; Consents.     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
Section 4.03    No Prior Merger Sub Operations.     Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
Section 4.04    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.05    Legal Proceedings.     Except as set forth in Section 4.05 of the Disclosure Schedules, there are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business Prior to the Closing.     From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), FSH shall (and shall cause each of FSU and FSIC to) (x) conduct the business of the Companies in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the

Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with any Company. Without limiting the foregoing, from the date hereof until the Closing Date, FSH shall (and shall cause each of FSU and FSIC to):
(a)    preserve and maintain all of the Companies’ Permits;
(b)    pay all debts, Taxes and other obligations when due;
(c)    maintain the properties and assets owned, operated or used by the Companies in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(e)    defend and protect the Companies’ properties and assets from infringement or usurpation;
(f)    perform all of its obligations under all Contracts relating to or affecting the Companies’ properties, assets or business;
(g)    maintain the Companies’ books and records in accordance with past practice;
(h)    comply in all material respects with all applicable Laws; and
(i)    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.09 to occur.
Section 5.02    Access to Information.     From the date hereof until the Closing, FSH shall (and shall cause each of FSU and FSIC to) (a) afford Parent and its Representatives full and free access to and the right to inspect, during normal business hours and upon reasonable notice to FSH, and in a manner so as not to interfere with normal business operations, all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to any Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to any Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Companies to cooperate with Parent in its investigation of the Companies. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Companies. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by FSH in this Agreement.
Section 5.03    No Solicitation of Other Bids.
(a)    Under the provisions of the Term Sheet, prior to the execution of this Agreement FSH and its Affiliates and any of their respective Representatives were prohibited from initiating any contact with or soliciting, encouraging or disclosing, directly or indirectly, any information concerning FSH to other potential acquirers. From the date hereof through the first to occur of the Closing or the termination of this Agreement in accordance with Article IX, FSH shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate or facilitate inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company; (ii) the issuance or acquisition of shares of capital stock, limited liability company/membership interests or other equity securities of any Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Company’s properties or assets.
(b)    In addition to the other obligations under this Section 5.03, FSH shall (and shall cause each of FSU and FSIC to) promptly (and in any event within three (3) Business Days after receipt thereof by any Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    FSH agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04    FSH Member Consent.     Within fifteen (15) days following the execution of this Agreement, FSH shall present the Merger for approval to the FSH Members with the FSH Board Recommendation, and FSH shall deliver to Parent the Requisite Member Vote pursuant to a written consent of the FSH Members within fifteen (15) days after presenting the Merger for approval to the FSH Members (the “Written Consent”). FSH shall notify the remaining FSH Members of the Merger and the Requisite Member Vote within the time period required by the DLLCA and the Current FSH LLC Agreement.
Section 5.05    Notice of Certain Events.
(a)    From the date hereof until the Closing, FSH shall promptly notify Parent in writing of:
(vi)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by FSH hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(vii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(viii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(ix)    any Actions commenced or, to any Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)    Parent’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by FSH in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 5.06    Resignations    . After signing this Agreement but prior to the Closing, Parent and Member Representative will collaborate on developing and planning for implementation of a merger integration plan that will include the determination by Parent (after discussion with Member Representative) of the officers, managers and directors of each Company at and after the Effective Time and of the officers and managers of Merger Sub at the Effective Time. In order to allow for the adoption and approval of a new slate of officers, managers and directors, FSH shall deliver to Parent written resignations, effective as of the Closing Date, of the officers, managers, and directors of each Company prior to the Closing.
Section 5.07    Governmental Approvals and Consents.
(a)    Under and in accordance with the direction, management and guidance of Parent and its Representatives, each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings, applications and submissions required under any Law applicable to such party or any of its Affiliates; (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents, including without limitation the Insurance Approvals or anything else set forth in Section 3.03 of the Disclosure Schedules; and (iii) pay all amounts required to be paid by it in connection with obtaining any consents, authorizations, orders and approvals that it is required to obtain. Parent shall be responsible for filing and seeking approval of a Form A application with the Hawaii Insurance Division, as well as any filing or application that Parent is obligated or elects to make with the Louisiana Department of Insurance, and shall be entitled to conduct and coordinate submissions and communications with such in connection therewith, and FSH shall (and shall cause FSU and FSIC to) cooperate in such activities and request prompt approval of said application. Parent and the Companies shall provide each other with a reasonable opportunity to review and comment upon submissions made to the Applicable Insurance Departments in connection with the Insurance Approvals, keep one another reasonably informed of developments relating to their efforts to obtain such Insurance Approvals, and otherwise cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. FSH shall not (and shall cause FSIC and FSU not to) enter into or agree to any regulatory restrictions or arrangements which as a result would materially alter any Company’s licensing or regulatory status in any state without first obtaining Parent’s express written consent thereto, which consent may be granted or withheld in Parent’s sole discretion. The parties hereto shall not (and FSH shall cause FSU and FSIC not to) willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    FSH and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02 and Section 4.02 of the Disclosure Schedules.
(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)    Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest,

discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, FSH or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 5.08    Closing Conditions.     From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 5.09    Public Announcements.     Unless otherwise required by applicable Law or regulatory requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 5.10    Further Assurances.     At and after the Effective Time, the managing member, managers and officers of the Surviving Entity shall be authorized to execute and deliver, in the name and behalf of FSH or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of FSH or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of FSH acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.
Section 5.11    Distribution Prior to Closing.      Notwithstanding anything to the contrary in this Agreement, FSH shall be permitted to make a one-time cash distribution to the holders of its Class C Preferred units prior to Closing in an amount not to exceed $150,000.

Section 5.12    Transfers of FSH Units Prior to Closing.      Notwithstanding anything to the contrary in this Agreement, FSH Members shall be permitted to transfer FSH Units to other FSH Members prior to Closing.
Section 5.13    Employee Matters.      Within twenty (20) days following the execution of this Agreement, Parent shall notify FSH of the employees, independent contractors or consultants of any Company that it intends to retain after Closing. In the event that any employee of any Company so retained is terminated without Cause during the period commencing on the Closing Date and ending thirty (30) days after the Closing Date, Parent shall pay such employee a sum equal to three (3) months of such employee’s base salary.
Section 5.14    Transition Services.      During the period beginning on the Closing Date and ending ninety (90) days after the Closing Date (the “Transition Period”), to the extent requested by Parent during the Transition Period, FSH agrees to cause certain employees of its Affiliates to continue to provide services to the Parent in a manner consistent with the scope and nature of the services provided by such employees to FSH prior to Closing. In consideration for providing personnel and services requested by Parent during the Transition Period, the applicable Affiliate of FSH shall be paid a fee by Parent in an amount equal to the cost incurred by such Affiliate to provide such personnel or services, which amount shall include, (a) the portion of the salary or wages paid or payable to such Affiliate’s employees, including the proportionate share of benefits and taxes calculated based on the number of hours providing services, and (b) any other reasonable costs incurred to provide services. The applicable Affiliate of FSH shall provide Parent with an invoice at the end of each month during the Transition Period, and Parent shall pay the invoiced amount to such Affiliate within five (5) days after receipt of such invoice.
Section 5.15    Lock-Up of Parent Common Stock. For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date, no FSH Member shall (and Member Representative shall cause each FSH Member not to), directly or indirectly, (a) offer for sale, sell, pledge, grant an Encumbrance or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Parent Common

Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise, (c) file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Parent Common Stock or securities convertible, exercisable or exchangeable into Parent Common Stock or any other securities of Parent (other than any registration statement on Form S-8), or (d) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Parent. Member Representative agrees, on behalf of each FSH Member, that the certificates representing the shares of Parent Common Stock that form the Merger Consideration will bear a legend making reference to the foregoing provisions of this Section 5.15.

ARTICLE VI
TAX MATTERS
Section 6.01    Tax Covenants.
(a)    Without the prior written consent of Parent, prior to the Closing, the Companies, their Representatives and the FSH Members shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Parent or the Surviving Entity in respect of any Post-Closing Tax Period. The Companies agree that Parent is to have no Liability for any Tax resulting from any action of the Companies, any of their Representatives or the FSH Members. The FSH Members shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.
(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the FSH Members when due. Member Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

Section 6.02    Termination of Existing Tax Sharing Agreements.     Any and all existing Tax sharing agreements (whether written or not) binding upon the Companies shall be terminated as of the Closing Date. After such date neither the Companies nor any of their Representatives shall have any further rights or liabilities thereunder.
Section 6.03    Tax Indemnification.     The FSH Members shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Companies, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.23; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Companies or relating to the business of the Companies for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Companies (or any predecessors of the Companies) is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Companies arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the FSH Members shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Companies that are the responsibility of the FSH Members pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Parent or the Companies.
Section 6.04    Tax Returns.
(a)    The Companies shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Companies after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Member Representative (together with schedules, statements and, to the extent requested by Member Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Member Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Member Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Member Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Member Representative. The preparation and filing of any Tax Return of the Companies that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date.
Section 6.05    Straddle Period.     In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 6.06    Contests.     Parent agrees to give written notice to Member Representative of the receipt of any written notice by the Companies, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Member Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Member Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Member Representative.
Section 6.07    Cooperation and Exchange of Information.     Member Representative, the Companies and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Member Representative, the Companies and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date, Member Representative, the Companies or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.08    Tax Treatment of Indemnification Payments.     Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 6.09    Payments to Parent.     Any amounts payable to Parent pursuant to this Article VI shall be satisfied: (i) first, from the Escrow Fund; and (ii) second, to the extent such amounts exceed the amount available to Parent in the Escrow Fund, from the shares of Parent Common Stock held by the FSH Members, severally and not jointly (in accordance with their Pro Rata Shares).
Section 6.10    FIRPTA Statements.     On the Closing Date, each Company shall deliver to Parent a certificate, dated as of the Closing Date and in a form satisfactory to Parent, certifying that such Company is not a foreign person within the meaning of Section 1445 of the Code (collectively, the “FIRPTA Statements”).
Section 6.11    Survival.     Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.23 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.
Section 6.12    Overlap.     To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties.     The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    This Agreement shall have been duly approved by the Requisite Member Vote and the Merger shall have been approved in accordance with the DLLCA.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(c)    All consents, authorizations, orders and approvals (including the Insurance Approvals and any others set forth in Section 3.03 of the Disclosure Schedules) from the Governmental Authorities, as described in Section 3.03, shall have been received, in form and substance reasonably satisfactory to Parent and FSH, and no such consent, authorization, order and approval shall have been revoked.
Section 7.02    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of FSH contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.28, the representations and warranties of FSH contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of FSH contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.28 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Each Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, each Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    Each of the Companies’ Insurance Licenses shall be in full force and effect, with no adverse change in the status thereof as compared to the date of this Agreement, and the Companies shall be authorized to transact business in the lines and states indicated on Section 7.02(c) of the Disclosure Schedules.
(d)     All Insurance Approvals (including approval of the Hawaii Insurance Division and any requisite or requested approval or consent of the Louisiana Department of Insurance) shall have been received without any limitations, restrictions or conditions, and otherwise on terms, satisfactory to Parent, and shall be consistent with this Agreement and all Ancillary Agreements, as with the Form A application filed with the Hawaii Insurance Division and Parent’s proposed management of, and business plans for, FSIC submitted in support of any such application.
(e)    No Action shall have been commenced against Parent, Merger Sub or any Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(f)    All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.
(g)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(h)    FSH shall have obtained releases of all Encumbrances, guarantees, mortgages and deeds of trusts securing any Company’s or any of their Affiliates’ Indebtedness for borrowed money and encumbering the assets of any Company and any guarantees given by any Company with respect to any Company’s or any of their Affiliates’ Indebtedness for borrowed money.
(i)    All approvals and consents required to be obtained under the Hawaii Lease in connection with the transactions contemplated by this Agreement (including the Merger) shall have been received on commercially reasonable terms and on terms acceptable to Parent (in Parent’s sole discretion), and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.
(j)    FSH shall have delivered each of the closing deliverables set forth in Section 2.03(a).

Section 7.03    Conditions to Obligations of FSH.     The obligations of FSH to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or FSH’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to FSH at or prior to the Closing.
(e)    Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).
ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival.     Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.23 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is one (1) year after the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02(a), Section 3.04, Section 3.28, Section 4.01 and Section 4.04 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification By FSH Members.     Subject to the other terms and conditions of this Article VIII, the FSH Members, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Surviving Entity) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of FSH or the FSH Members contained in this Agreement or in any certificate or instrument delivered by or on behalf of FSH pursuant to this Agreement (other than in respect of Section 3.23, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by FSH or the FSH Members pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or
(c)    any claim made by any FSH Member relating to the calculation or determination of the amount of Merger Consideration or Contingent Consideration received by such FSH Member, or the calculation and determination of any FSH Member’s Pro Rata Share.
Section 8.03    Indemnification By Parent.     Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the FSH Members and their Affiliates and their respective Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).
Section 8.04    Certain Limitations.     The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)    FSH Members shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $180,000 (the “Basket”), in which event FSH Members shall only be liable for all such Losses that exceed the Basket. The aggregate amount of all Losses for which FSH Members shall be liable pursuant to Section 8.02(a) shall not exceed $900,000 (the “Cap”).

(b)    Parent shall not be liable to the Member Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Parent shall only be liable for all such Losses that exceed the Basket. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.
(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of:
(i)    any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02(a), Section 3.04, and Section 3.28;
(ii)    any indemnification claim made by a Parent Indemnitee pursuant to Section 8.02(b), or Section 8.02(c);
(iii)    any inaccuracy in or breach of any representation or warranty in Section 4.01 and Section 4.04; or
(iv)    any indemnification claim made by a Member Indemnitee pursuant to Section 8.03(b);
provided, however, that: (A) the aggregate amount of liability of the FSH Members for the matters described in Section 8.04(c)(i)-(ii) shall not exceed $9,000,000; and (B) the aggregate amount of liability of Parent for the matters described in Section 8.04(c)(iii)-(iv) shall not exceed $9,000,000.
(d)    For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 8.05    Indemnification Procedures.     The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Member Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Member Representative. Any payment received by Member Representative as the Indemnified Party shall be distributed to the FSH Members in accordance with this Agreement.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a FSH Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of any Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Member Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Companies (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.23 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.
Section 8.06    Escrow Fund.     Any Losses payable to a Parent Indemnitee pursuant to Article VIII shall be satisfied: (i) first, from the Escrow Fund; and (ii) second, to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Escrow Fund, from the shares of Parent Common Stock held by the FSH Members, severally and not jointly (in accordance with their Pro Rata Shares).
Section 8.07    Tax Treatment of Indemnification Payments.     All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08    Effect of Investigation.     The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
Section 8.09    Exclusive Remedies.     Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
ARTICLE IX
TERMINATION
Section 9.01    Termination.     This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of FSH and Parent;
(b)    by Parent by written notice to FSH if:
(i)    neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by FSH pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article

VII and such material breach, inaccuracy or failure has not been cured by FSH within ten (10) days of FSH’s receipt of written notice of such breach from Parent; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before January 31, 2015, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that the parties may mutually agree to one or more fifteen (15)-day extensions in the event of the failure is due to Permits in connection with the transactions contemplated by this Agreement not being obtained on or before January 31, 2015;
(c)    by FSH by written notice to Parent if:
(i)    FSH is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such material breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent’s or Merger Sub’s receipt of written notice of such breach from FSH; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before January 31, 2015, unless such failure shall be due to the failure of FSH to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that the parties may mutually agree to one or more fifteen (15)-day extensions in the event of the failure is due to Permits in connection with the transactions contemplated by this Agreement not being obtained on or before January 31, 2015; or
(d)    by Parent or FSH if:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)    if within twenty (20) days following the execution and delivery of this Agreement by all of the parties hereto, FSH shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Member Vote.
Section 9.02    Effect of Termination.     In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article IX and Article X hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.
ARTICLE X
MISCELLANEOUS
Section 10.01    Member Representative.
(a)    As a result of the approval of this Agreement and the transactions contemplated hereby by the Requisite Member Vote or by executing and delivering a Letter of Transmittal, each FSH member shall have irrevocably authorized and appointed Member Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Pledge and Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Member Representative pursuant to this Agreement or the Pledge and Escrow Agreement, including the exercise of the power to:
(i)    give and receive notices and communications;
(ii)    authorize delivery to Parent of Parent Common Stock in satisfaction of any amounts owed to Parent hereunder or in satisfaction of claims for indemnification made by Parent hereunder;
(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.10;
(iv)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;
(v)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(vi)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Pledge and Escrow Agreement);
(vii)    make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Pledge and Escrow Agreement);
(viii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Member Representative in complying with its duties and obligations; and
(ix)    take all actions necessary or appropriate in the good faith judgment of Member Representative for the accomplishment of the foregoing.
Parent shall be entitled to deal exclusively with Member Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any FSH Member by Member Representative, and on any other action taken or purported to be taken on behalf of any FSH Member by Member Representative, as being fully binding upon such Person. Notices or communications to or from Member Representative shall constitute notice to or from each of the FSH Members. Any decision or action by Member Representative hereunder, including any agreement between Member Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all FSH Members and shall be final, binding and conclusive upon each such Person. No FSH Member shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or FSH Members, or by operation of Law, whether by death or other event.
(b)    Member Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the FSH Members according to each FSH Member’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Member Representative resign or be removed without the Majority Holders having first appointed a new Member Representative who shall assume such duties immediately upon the resignation or removal of Member Representative. In the event of the death, incapacity, resignation or removal of Member Representative, a new Member Representative shall be appointed by the vote or written consent of the Majority

Holders. Notice of such vote or a copy of the written consent appointing such new Member Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Entity shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 10.01(a) above.
(c)    Member Representative shall not be liable to the FSH Members for actions taken pursuant to this Agreement or the Pledge and Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Member Representative shall be conclusive evidence of good faith). The FSH Members shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Member Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Member Representative under this Agreement and the Pledge and Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Member Representative, Member Representative shall reimburse the FSH Members the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied by Member Representative on behalf of the FSH Members.
Section 10.02    Expenses.     Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.03    Notices.     All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to FSH:	Family Security Holdings, LLC 3601 N. I-10 Service Rd. West Metairie, LA 70002 Facsimile: 504-324-2065 E-mail: mgray@grayinsco.com Attention: Michael T. Gray, Chairman
with a copy to:	Fishman Haygood Phelps Walmsley Willis & Swanson, L.L.P. 201 St. Charles Ave., 46th Floor New Orleans, Louisiana 70170 Facsimile: 504-310-0257 E-mail: jwerner@fishmanhaygood.com Attention: John D. Werner
If to Parent or Merger Sub:
United Insurance Holdings Corp.
360 Central Ave., Suite 900
St. Petersburg, Florida 33701
Facsimile: 727.280.4168
E-mail: ksalmon@upcinsurance.com
Attention: Kimberly A. Salmon, General Counsel & Chief Legal Officer

with a copy to:	Squire Patton Boggs (US) LLP 41 South High Street, Suite 2000 Columbus, Ohio 43215 Facsimile: 614.365.2499 E-mail: patrick.dugan@squirepb.com Attention: Patrick J. Dugan
If to Member Representative:	FSH Representative, LLC 3601 N. I-10 Service Rd. West Metairie, LA 70002 Facsimile: 504-324-2065 E-mail: mgray@grayinsco.com Attention: Michael T. Gray, Manager
with a copy to:	Fishman Haygood Phelps Walmsley Willis & Swanson, L.L.P. 201 St. Charles Ave., 46th Floor New Orleans, Louisiana 70170 Facsimile: 504-310-0257 E-mail: jwerner@fishmanhaygood.com Attention: John D. Werner
Section 10.04    Interpretation.     For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.05    Headings.     The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.06    Severability.     If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.07    Entire Agreement.     This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.08    Successors and Assigns.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09    No Third-party Beneficiaries.     Except as provided in Section 5.13, Section 5.14, Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.10    Amendment and Modification; Waiver.     This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and FSH at any time prior to the Effective Time; provided, however, that after the Requisite Member Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the FSH Members, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or FSH, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by FSH (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by FSH), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE DELAWARE COURT OF CHANCERY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY

AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(C).
Section 10.12    Specific Performance.     The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.13    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FAMILY SECURITY HOLDINGS, LLC
By /s/ Michael T. Gray Name: Michael T. Gray Title: Chairman

UNITED INSURANCE HOLDINGS CORP.
By /s/ Kimberly A. Salmon Name: Kimberly A. Salmon Title: General Counsel and Corporate Secretary

UPC MERGER SUB, LLC
By /s/ Kimberly A. Salmon Name: Kimberly A. Salmon Title: General Counsel and Corporate Secretary

FSH MEMBER REPRESENTATIVE, LLC, solely in its capacity as Member Representative
By /s/ Michael T. Gray Name: Michael T. Gray Title: Sole Member

Exhibit A

Form of Pledge and Escrow Agreement

Exhibit B

Form of Letter of Transmittal